Exhibit 5.2

September 29, 2025

Alaska Silver Corp.

1500-1111 West Hastings St, Vancouver, British Columbia,

V6E 2J3 Canada

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as United States counsel to Alaska Silver Corp., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of up to $10,000,000 of units (“Units”), with each Unit being comprised of one subordinate voting share, no par value, of the Company (each, a "Subordinate Voting Share") and one warrant (collectively, the “Warrants”) with each whole Warrant to purchase one subordinate voting share.

The Company has agreed to grant an over-allotment option to the underwriter to purchase up to an additional $1,500,000 of Units.

In addition, the Company has agreed to issue to the underwriter, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriters (the "Underwriting Agreement"), warrants to purchase up to a number of Subordinate Voting Shares equal to 4.0% of the Units sold in the offering (the "Underwriter’s Warrants", together with the Warrants, the “Offered Warrants”), with each Underwriter’s Warrant exercisable to purchase one subordinate voting share.

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Offered Warrants, when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are limited to the corporate laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Legal Matters" and "Advisors" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP